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                                                                  Exhibit 10.28
                                                                  -------------

                                 August 10, 2000

Personal & Confidential
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Mr. Rick Etskovitz
Astea International

455 Business Center Drive
Horsham, PA 19044

Dear Rick:

     This letter is to formalize the employment relationship begun in June of this year, when you assumed the positions of Chief Financial Officer and Treasurer of Astea International, Inc. ("Astea"), reporting to Astea's Board of Directors (the "Board"). You will be responsible for developing, implementing and administering Astea's financial policies, reporting and procedures, as well as cost control, subject to the direction of the Chief Executive Officer. This letter shall be effective upon your signature below, and the ratification of the Board.

     You shall devote approximately two days per week in fulfillment of your employment obligations to Astea, on a schedule worked out in consultation with the Chief Executive Officer, and shall be reasonably available at other times as conditions warrant. It is understood that you will also remain in your existing position as a full partner in the accounting firm of Shechtman, Marks, Devor & Etskovitz, P.C.

     Your pay shall be based upon a daily rate of $1,200 per full day, as reasonably calculated by you, and payable semi-monthly in arrears through payroll upon receipt by Astea of appropriate invoices, less applicable federal, state and local taxes. Assuming satisfactory performance, this pay rate will be reviewed annually consistent with Astea's compensation policy in effect from time to time

     You will also be eligible to participate in Astea's corporate incentive bonus program as and if such program may be in effect from time to time. However, you understand that any participation in this program is within the sole discretion of the Chief Executive Officer. The payment to you of any incentive award on one occasion shall not be deemed to create an obligation for any subsequent grant or award.

     As an employee entrusted with confidential and sensitive information, Astea requires that, upon your employment, you enter into a written agreement containing noncompetitive covenants and restrictions on the use and ownership of such information, as well as other terms and conditions. This agreement is enclosed for your review.
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          If you wish to accept Astea's offer of employment, please sign and return this original letter to me, keeping a copy for yourself. Your signature below indicates your acceptance of the terms of this offer, and represents and warrants to Astea that there is no other agreement in effect which prohibits or otherwise restricts your employment by Astea.

     This letter does not constitute a contract of employment. It creates an employment-at-will relationship that may be terminated at any time by either party. Upon termination of employment, Astea will promptly pay all outstanding invoices and any amounts not yet invoiced but nonetheless due for services rendered, subject to your execution of a reasonable release of any claims against Astea.

     I thank you for your efforts so far, and look forward to working with you and building the company.

                                   Sincerely,

                                  Zack Bergreen

                                  Chairman and Chief Executive Officer
                                  Astea International Inc.




AGREED:

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Rick Etskovitz